Exhibit 10.11

SERVICE CONTRACT FOR

NON-CATASTROPHE HOMEOWNERS CLAIMS HANDLING

THIS SERVICE CONTRACT FOR HOMEOWNERS CLAIMS HANDLING is made and entered into this 29th day of December, 2009, but is effective for all purposes as of the 1st day of January, 2010, by and between HOMEOWNERS CHOICE MANAGERS, INC., (herein after referred to as the “Client”), and JOHNS EASTERN COMPANY, INC. (hereinafter referred to as the “Service Agent”).

This contract refers to services provided by Service Agent on behalf of Client for non-Catastrophe claims with dates of loss of January 1, 2010 through December 31, 2010. This contract supersedes portions of all previous agreements between Client and Service Agent that deal with non-Catastrophe claims with dates of loss of January 1, 2010 through December 31, 2010. All other sections of previous contracts remain in effect.

WITNESSETH:

WHEREAS, the Client has undertaken to provide homeowners insurance in accordance with Florida Law and other applicable statutes and regulations; and

WHEREAS, the Service Agent is engaged in providing the claims programs administration for homeowners claims;

WHEREAS, the Client desires to engage the Service Agent for, and the Service Agent desires to assist the Client in, homeowners claims handling;

NOW, THEREFORE, for and in consideration of the premises and of the mutual obligations, performance of services, and payment of compensation set forth herein, the parties agree as follows:

DEFINITIONS Where used in this Contract:

Catastrophe claims shall mean losses, occurring during any period of 96 consecutive hours, resulting from a single event (e.g. Hurricane and/or Tropical Storm).

Services shall mean those services provided hereunder by Service Agent which are further defined in Addendum A, attached hereto and incorporated by reference.

1. Engagement. The Client hereby engages the Service Agent to supervise and administer the non-Catastrophe claims assigned to Service Agent by the Client in accordance with the applicable rules, regulations, and laws of the State of Florida, all in accordance with the Addendum A, attached hereto and incorporated herein by this reference. Engagement terms in regards to the handling of Catastrophe claims will be handled by a separate contract.

2. Term. Subject to termination pursuant to Paragraph 8, the term of this Contract shall begin as of January 1, 2010 and shall terminate on December 31, 2010, provided, however, that this Contract shall renew automatically for two additional one-year terms unless otherwise terminated.

3. Fund for Payment of Claims. The Client has the sole obligation and responsibility for funding the payment of claims. The Service Agent assumes no duty to fund any such claims at any time and shall have no obligation to advance funds for any such payment. The Client agrees to maintain all necessary funds for payment of claims and to inform the Service Agent of all relevant details with respect to any such accounts in order for the Service Agent to perform its duties under this Contract.

4. Allocated Claims Expenses. “Allocated Claims Expenses” shall be defined as out-of-pocket expenditures arising in connection with the settlement of claims and directly attributable to a particular claim to be discharged from the accounts funded by the Client specified in Paragraph 3, including, but not limited to:

a. Attorneys’ and legal assistants’ fees for claim and any lawsuits, before and at trial, on appeal, or otherwise;

b. Court and other litigation and settlement expenses, including, without limitation:

(i) Medical examinations to determine extent of liability;

(ii) Expert medical and other testimony;

(iii) Laboratory, X-ray and other diagnostic tests;

(iv) Autopsy, surgical reviews, and other pathology services;

(v) Physician and related fees and expenses in reading, interpreting, or performing any of the foregoing tests or services;

(vi) Stenographer, process server, and other related trial preparation, trial, settlement, and court costs;

(vii) Witnesses fees and expenses before and at trial, deposition, settlement discussions, or otherwise; and

c. Fees and expenses for surveillance, private investigators, and other outside experts;

d. Fees for the indexing of injured claimants;

e. Fees for over-night or special mail service for various documents;.

f. Photocopying of relevant outside documentation;

g. Fees and expenses for engineers, industrial hygienists, and other outside experts necessary to properly investigate and settle property claims;

h. Fees and expenses for field adjusters necessary to perform field adjustment activities for non-catastrophe exposures with dates of loss from January 1, 2010 through December 31, 2010; and

i. Medicare Set-Aside (MSA) services to include; recommendation for MSA submission, MSA cost projection, MSA submission, liability MSA services, comprehensive drug utilization review, lien search, conditional lien dispute, projection update.

The term Allocated Claims Expenses specifically excludes expenditures for salaries, transportation, tolls, photography, local telephone, file creation, copying, overhead, secretarial support and first notice of loss services through QRM. Other expenditures (lodging for example) will be reimbursed with prior written approval by the Client.

5. Compensation for the Service Agent. For performing its Services under this Contract, the Service Agent shall be entitled to the following compensation:

See Addendum A

Refer to previous contracts for compensation agreements for adjustment and third party administration services in regards to Losses with Dates of Loss prior to January 1, 2010.

Notwithstanding anything in this Paragraph 5 to the contrary, the Client agrees to bear the cost of printing checks in connection with the payment of claims or otherwise under this Contract.

6. Continuing Handling of Claims After Termination of Contract or Legally Imposed Mandates. Upon termination of this Contract as set forth in paragraph 8, the Service Agent agrees to return all claims that have been made and reported to it prior to such date of termination immediately to the Client unless the parties have agreed otherwise in writing.

Upon contract termination, client data will be provided to the new Service Agent either by a series of attachments to one or more email messages containing zip files which can be password-protected or via CD ROMS. The claim files may exist as paper files and will be shipped as such. If the claim files are stored as images in a document retrieval system, they will be provided via CD ROM or the most current means of providing data. The cost for this will be no greater than $3,500.00. The Client will be billed for any additional programming to help in data transfer.

Not withstanding any provision herein to the contrary, in no event shall either Party be liable for any indirect, incidental, special, consequential, punitive or exemplinary damages, including, without limitations, damages for loss of profits, data or use, incurred by any Party whether in an action in contract or tort, even if the other Party has been advised of the possibilities of such damages.

7. Dispute Resolution. Except as otherwise expressly provided herein, any dispute between Client and Service Agent arising out of or relating to this Contract shall be resolved in accordance with this Section 7 and its subsections.

(i) Upon the initial occurrence of a dispute under this Contract, the senior management (“Executive Relationship Managers”) of Service Agent and Client shall negotiate in good faith the resolution of any dispute in an effort to resolve such dispute within twenty (20) business days of Client or Service Agent, as the case may be, notifying the other party of any such dispute. In the event the Executive Relationship Managers of the parties to the dispute are unable to resolve a dispute within such twenty (20) business day period, any of the parties to the dispute shall be entitled to commence arbitration as stated below; provided, however, that if a dispute cannot be resolved by the Executive Relationship Managers of the parties to the dispute, the proceedings occurring pursuant to this Section and its subsections shall have been without prejudice to the legal positions of the parties to the dispute.

(ii) Any dispute arising out of this Contract which shall not be settled by the parties using the dispute resolution procedure described above shall be resolved by binding arbitration under the then current commercial arbitration rules of the American Arbitration Association in the State of Florida, before a single arbitrator who shall not be, nor have been, an employee, officer, director or agent of any party, or any of their respective Affiliates and who is: (i) agreeable to the Executive Relationship Managers of the parties to the dispute, or (ii) if the Executive Relationship Managers of the parties to the dispute cannot agree on an arbitrator within fifteen (15) business days after a demand for arbitration has been request in writing by any of them, appointed by the Florida office of the American Arbitration Association under its then-current commercial arbitration rules (such Person, the “Arbitrator”). The Arbitrator shall have experience in the commercial insurance industry and shall be either a business executive or a lawyer who has participated previously in arbitration or dispute resolution proceedings. Any arbitration shall consist of not more than three (3) days of hearings all of which shall occur within thirty (30) days after the Arbitrator has been selected. The Arbitrator shall issue a written decision with findings of fact and reason for his (her) decision within one (1) week after the final hearing date. The arbitration award shall be specifically enforceable, and judgment upon any award rendered pursuant to the arbitration may be entered in any court with jurisdiction over the parties and subject matter of the dispute; provided, however, that the parties stipulate that the United States District Court for the State of Florida and the Supreme Court of the State of Florida, each sitting in the State of Florida, are courts of competent jurisdiction for this purpose. The Arbitrator shall apply the substantive law of the State of Florida to the merits of any dispute or claim. The parties agree that, any provision of Applicable Law notwithstanding, they will not request, and the Arbitrator shall have no authority to award, punitive or exemplary damages against any party or any damages not otherwise recoverable pursuant to this Contract. The costs of the arbitration, including administrative and Arbitrator’s fees, shall be shared equally by the parties. Each party shall bear the cost of its own attorney’s fees and expert witness fees.

(iii) Notwithstanding any other provision of this Section and its subsections, any party may seek injunctive relief (temporary, preliminary and/or permanent) in a court of law for any breach by a party of its payment obligations hereunder or any breach of a party’s obligation with respect to Confidential Information, in each case, pursuant to the terms thereof; provided, that the parties stipulate that the United States District Court of the State of Florida and the Supreme Court of the State of Florida, each sitting in the State of Florida, are courts of competent jurisdiction for this purpose.

(iv) All applicable statutes of limitation shall be tolled while the procedures specified in this Section and its subsections are pending. The parties shall take such action, if any, required to effectuate such tolling.

8. Termination. This Contract may be terminated by either the Client or the Service Agent by giving prior written notice of ninety (90) days. In the event of such termination, compensation paid or payable to Service Agent under Paragraph 5 shall be prorated as appropriate. Notwithstanding anything in this Paragraph 8 to the contrary, the insolvency or filing for relief from creditors of any party pursuant to the United States bankruptcy Code or the material breach of a material provision of this Agreement by any party shall permit the other party to cancel this Contract immediately upon written notice.

9. Covenants of the Service Agent and the Client: The Service Agent and the Client each agrees to use its normal and ordinary professional care and diligence in the performance of its duties under this Contract and will use its best efforts to comply at all times with the Law of the State of Florida.

10. Indemnification. Each party agrees to indemnify and hold harmless the other and its directors, officers, employees, stockholders, and agents against any and all claims, lawsuits, settlements, judgments, costs, penalties, and expenses, including, without limitation, attorneys’ and legal assistants’ fees before and at trial, on appeal, or otherwise, resulting from the breach of, or negligence or misconduct in performing, any provision of this Contract, by the indemnifying party or by its directors, officers, employees, stockholders or agents (other than Service Agent), whether acting alone or in collusion with others.

Client agrees to provide an answer and to defend Service Agent in any lawsuits involving claims handled by the Service Agent for the Client unless the complaint alleges specific acts of negligence on the part of the Service Agent. A general statement in the complaint that the Service Agent handled the claim improperly is not considered a specific act of negligence.

11. Service Agent and Client mutually agree that, during the previous Contract, and for the period of one year thereafter, they will not solicit for employment, or employ, any of each others employees contracted on the performance of this Contract.

12. “Confidential Information”, as used herein, shall mean any materials, data, information and documents disclosed by either party or their affiliates, (whether transmitted orally, in writing, or through any electronic medium) or generated in connection with the Services of this Contract which relate to the business, business activities, business operations, customer data or proprietary trade secrets. Confidential Information may include, but not be limited to, (i) trade secrets and work product, (ii) information relating to business plans, sales, pricing, financial data, or marketing plans or methods, (iii) software, applications, and systems, including source code, object code and documentation and commentary related thereto, (iv) information relating to one or more customers, including, but not limited to: (a) personal information such as a customer’s name, address, telephone number, account relationships, account numbers, account balances, and account histories; (b) information concerning such customers which would be considered “non-public personal information” within the meaning of Title V of the Gramm-Leach Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1338) and its implementing regulations, as the same may be amended from time to time; (c) information concerning such customers which would be considered “individually identifiable health information” within the meaning of the Health Insurance Portability and Accountability Act; and (d) information concerning such customers which is protected from disclosure by other applicable federal or state laws and regulations regarding privacy; (e) confidential information of third parties in either party’s possession, and (f) security procedures and measures (collectively and separately the “Confidential Information”). Confidential Information shall remain the property of the disclosing party and the recipient shall not be deemed by virtue of this Agreement or by any access to Confidential Information to have acquired any right or interest of any kind in or to any such Confidential Information. Each party represents and warrants that it shall not use the other party’s Confidential Information for its benefit, nor shall it disclose Confidential Information to any third parties, other than persons specifically authorized in writing, or as may be required by order of a court of competent jurisdiction, a governmental agency or by operation of law.

Notwithstanding the foregoing, “Confidential Information” shall not include information, which is disclosed to a party by third parties not under a confidentiality obligation, or information, which is public information, or information known by a party prior to the effective date of this Contract and for which such party is not under a separate confidentiality obligation.

13. Client will report to and advise its reinsurers if any, in accordance with the terms of the policies with its carriers. Reporting to reinsurers will not be the responsibility of Service Agent. In addition, Client will make all required state and federal reports and filings. Client further agrees that Service Agent shall have no obligation to make any such reports or filings on behalf of or instead of, Client.

14. Mold Adjustments. Service Agent will provide no mold remediation services. Mold remediation is outside the scope of this contract. Service Agent will scope and estimate mold damages, and that will be the extent of its services. Not withstanding anything to the contrary herein, Client understands and agrees that it assumes the risk of all liabilities it may incur, including, without limited to, damage or injury to persons and property arising in connection with any assignment to investigate, detect, remediate or remove mold or any other environmental site inspection, investigation or remediation assignment, either alone or in combination with any other assignment, and the Client waives all claims against Service Agent and its affiliates in connection therewith. Service Agent will not be liable directly, or indirectly, for any liability (including legal fees and expenses) including, without limitations, any third party claims arising therefrom.

15. Miscellaneous.

a. Each party represents and warrants that it has full power and authority to enter into this Contract.

b. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic telephone line facsimile transmission, or other similar electronic or digital transmission method; the day after it is sent, if sent by recognized expedited delivery service; and five (5) days after it is sent, if mailed, certified or registered mail, return receipt requested, postage prepaid. In each case, notice shall be sent to:

If to Client:	Homeowners Choice Managers, Inc.
2340 Drew Street
Suite 200
Clearwater, FL 33765-3310

If to the Service Agent:	Johns Eastern Company, Inc.
Post Office Box 110259
Lakewood Ranch, FL 34211

or to such other address as either party may have specified in writing to the other using the procedures specified above in this Paragraph.

c. (i) This Contract shall be construed pursuant to and governed by the substantive laws of the State of Florida (and any provision of any other state law shall not apply if the law of a state or jurisdiction other than Florida would otherwise apply).

(ii) The headings of the various Paragraphs in this Contract are inserted for the convenience of the parties and shall not affect the meaning, construction, or interpretation of this Contract.

(iii) Any provision of this Contract which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Contract shall remain in full force and effect. If any provision or term of this Contract is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.

d. This Contract constitutes the entire Contract, and supersedes all prior agreements and understandings, oral and written among the parties to this Contract with respect to the subject matter hereof.

e. (i) If, within ten (10) days after demand to comply with the obligations of one of the parties to this Contract served in writing on the other, compliance or reasonable assurance of compliance is not forthcoming, and the other party takes steps to enforce rights under this Contract pursuant to Paragraph 7 or otherwise, the prevailing party in any action shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ and legal assistants’ fees before and at trial, on appeal, or otherwise.)

(ii) If any monies shall be due either of the parties to this Contract hereunder and shall not be paid within thirty (30) days from the due date of such payment, interest shall accrue on such unpaid amount at the rate of 1% per month in accordance with the Florida Prompt Payment Act - F.S.218.70-79.

f. This Contract shall be binding upon and inure to the benefit of the successors in interest and assigns of the parties. This Contract is not assignable by the Service Agent without consent of the Client except to a purchase of all or substantially all of Service Agent’s claims handling business.

g. The parties to this Contract will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements, or instruments and shall cooperate with one another in all respects for the purpose of carrying out the transactions contemplated by this Contract.

h. This Contract may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.

16. Extended Claims Handling.

Service Agent will handle all claims received whose date of loss is within the terms of this contract. If and when the contract is terminated and/or expires, Service Agent will handle the claims for a period of thirty (30) days thereafter at no additional charge. If Client wishes the claims to be handled beyond this point, fees will be negotiated at that time.

IN WITNESS WHEREOF, the parties have executed this Contract effective for all purposes as of (inception date).

WITNESSES:	HOMEOWNERS CHOICE MANAGERS, INC.

/s/ Cynthia L. Keiser	/s/ Francis X. McCahill III

/s/ Richard R. Allen	Frank McCahill
President

WITNESSES:	JOHNS EASTERN COMPANY, INC.

/s/ Marti E. Hogan	/s/ Donald E. Lederer

Donald E. Lederer, CPCU, AIM, AIC, ARM
President

ADDENDUM A

to

Service Contract for Non-Catastrophe Homeowners Claims Handling

SECTION I

In consideration for the terms and provisions outlined in this contract, Service Agent and Client agree that the following Services will be offered by Service Agent:

1. To accept and review non-catastrophe claims and loss reports assigned to Service Agent involving those exposures with a date of loss of January 1, 2010 through December 31, 2010. “Catastrophe” exposures will be handled under the terms of the “Catastrophe Claims Service Agreement.”

2. To investigate accepted claims and losses to the extent deemed necessary in the judgment of Service Agent, and to adjust, settle, resist or otherwise handle all such claims or losses within the authority granted by Client, which authority maybe granted, withheld, limited or altered anytime by the Client.

3. To investigate accepted claims and losses to the extent deemed necessary in the judgment of Service Agent and to adjust, settle, resist, or otherwise handle all such claims and losses in excess of the authority granted Service Agent, with the prior approval of Client.

4. To establish claim and/or loss files for all accepted claims and losses, which shall be available for review at all reasonable times by Client.

5. To provide Client via the Internet, after the end of each month during which services are performed under this contract, an electronic report showing the status of each open claim assigned, including details of payments and outstanding reserves for the month and year covered by the report. Service Agent shall make all normal efforts and take reasonable measures to have this information available to Client after the 5th business day of the following month.

6. To retain and store files as follows:

Loss and Claim files to be stored in their existing state at the time of file closure for a period up to two (2) years from termination or expiration of contract.

Upon expiration of this two (2) year period, Client shall have one of the following options.

a.	Require Service Agent to return all stored files to Client at Client’s expense, or

b.	Require Service Agent to continue storing files at the then prevailing rate and expense method of billing.

If at the end of the two (2) year period Client has not notified Service Agent in writing of its selection of one of the options set forth in a, or b, above, it is agreed that Service Agent will return all stored files to Client at Client’s expense.

7. Service Agent will maintain in its information system data on each claim, including insurer’s name and address, appropriate reserve, appropriate paid amount, open or close status, description of accident, and other information as may be agreed upon in the future. That will be available to Client on a monthly basis, in a form to be determined at a later date.

8. This addendum does not cover handling for Catastrophe claims.

9. The Services will be performed by Service Agent’s Maitland office. Service Agent agrees to maintain claims handling staffing at two teams, each with a supervisor/manager and three full time examiners unless a change in this arrangement is mutually agreed to. Service Agent agrees to provide sufficient support staff or customer service representatives to ensure that the teams perform at maximum efficiency.

10. Service Agent will continuously provide access to the AIM system for both Service Agent and Client claims handling teams until such time as the Client notifies Service Agent that the Client claims system is ready to be placed into production. At that time the Client staff will utilize the Client system and a plan will be implemented for the Service Agent teams and their claims. At a minimum, Service Agent claim data handled by Service Agent teams will be uploaded on a regular basis to ensure both systems remain in data sync with the claim information required.

11. The Client will assume the responsibility of assigning claims to JE and the Client teams no later than the end of January 2010.

12. Field assignments for adjusters will be handled by each team and all parties agree to a rotation method that will include all adjusting partners of the Client including Service Agent field offices adjusting teams. Any deficiencies in field claim handling will be brought to the Client’s attention as soon as discovered. The Client will have the deficiency corrected or the adjusting firm will be limited in ongoing future business potential.

13 Issuing of claims checks will remain the responsibility of Service Agent until the Client advises that it is ready to assume this task.

14. Issuing of claims related adjusting invoices will be assumed by the Client no later than the end of January 2010. This will include the invoices of Service Agent field offices in the form of a payment to Service Agent headquarters for further distribution to locations per Service Agent normal operating procedures and policies.

15. The Client will have the right to change team makeup of Service Agent teams if proper notification of defects occurs and corrective action reasonably satisfactory to the Client is not taken by Service Agent within 60 days of reporting of deficiency. Service Agent agrees that it will take corrective action up to and including replacement of team members if required by the Client.

SECTION II

The Client will provide the following information to Service Agent:

Monthly information regarding direct written premium, earned premium, number of policies, and any other data necessary for the proper confirmation of coverage and handling of claims.

SECTION III

In consideration of the Services, Service Agent fees will be paid as follows:

1. The Client agrees to pay Service Agent $1,190,000 in four installments of $297,500 with the first payment due 1-1-2010, the second payment due 4-1-2010, the third payment due 7-1-2010 and the fourth payment due 10-1-2010. This payment scheme assumes that the Service Agent will handle approximately 1,000 claims per six month period. Both parties agree that 60 days before the expiration of the first six months and again 60 days before expiration of the full year, they will meet and jointly review claims and ongoing business operations and outlooks.

2.	If a significant change in either claims activity or operations occurs during six month period then both parties agree to work towards agreement regarding the amount(s) required for the next six months. Expenses associated with use of QRM for first notice of loss services, including after hours, holiday, and weekend use will remain the responsibility of Service Agent.

3.	Should the claim handling volume exceed the initial 2,000 claims within a calendar year then both parties agree to expeditiously negotiate on the incremental or variable costs associated with the handling of claims above that volume or level of activity.

4.	Liability claims with dates of loss between January 1, 2010 and December 31, 2010 will be charged on an hourly basis at $72/hour plus administrative costs.

5.	Field Adjustments conducted by Service Agent employees/adjusters will be invoiced per the Client’s field fee schedule.

15.	All years are subject to audit on an annual basis.